UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

Nestbuilder.com Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55875	82-3254264
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

201 W. Passaic Street, Suite 301

Rochelle Park, NJ 07662

(Address of principal executive offices) (zip code)

(201) 845-7001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material Definitive Agreement.

On December 10, 2020, we entered into a Securities Purchase Agreement, by and among us and the purchasers named thereunder, pursuant to which we issued to each of four investors a Senior Convertible Promissory Note in the principal amount of up to $10,000 (each, a “Note”, and collectively, the “Notes”) and a Common Stock Purchase Warrant to purchase up to 50,000 shares of our common stock at an exercise price of $0.10 per share (each, a “Warrant”, and collectively, the “Warrants”). The investors included Alex Aliksanyan, our Director, Thomas M. Grbelja, our Treasurer, Secretary and a Director, and William McLeod, our Chief Executive Officer and Director.

Senior Convertible Promissory Notes

The Notes bear interest at the rate of 10.0% per annum and mature on July 31, 2022. We may agree with the noteholders from time to time to accept loan advances under the Notes up to the principal amounts of the Notes. As of the date of this filing, the investors have made aggregate loan advances under the Notes of $20,000.

Pursuant to the terms of the Notes, the holders of the Notes have the right, at their option, at any time, to convert the principal amount of the Notes, and any accrued interest, into our common stock at a conversion price of $0.07 per share. However, each holder of a Note will not have the right to convert any portion of his Note if the holder (together with his affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Note. Each Holder has the right to waive the foregoing conversion limitation, in whole or in part, upon and effective after 61 days prior written notice to us.

Warrants

Each Warrant is exercisable in whole or in part, at any time or from time to time, before December 31, 2022. Each Warrant may only be exercised with respect to the then-vested shares of our common stock underlying each Warrant. Each Warrant vests with respect to five (5) shares of our common for each dollar advanced to us under the Note issued with each Warrant. The holder of a Warrant may not exercise the Warrant if at the time of such exercise the amount of our common stock issued for the exercise, when added to other shares of our common stock owned by such holder or which can be acquired by such holder upon exercise or conversion of any other instrument, would cause the holder to own more than 4.99% of our outstanding common stock. Each holder has the right to waive this exercise limitation, in whole or in part, upon and effective after 61 days prior written notice to us.

The foregoing does not purport to be a complete description of the terms of the Notes and the Warrants and is qualified in its entirety by reference to the full text of the Form of Senior Convertible Promissory Note and Form of Common Stock Purchase Warrant, which are attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3 and are incorporated herein by reference. Readers should review these agreements for a complete understanding of the terms and conditions associated with the transaction.

Item 3.02 Unregistered Sale of Equity Securities.

On December 10, 2020, we issued to each of four investors a Senior Convertible Promissory Note in the principal amount of up to $10,000 and a Common Stock Purchase Warrant to purchase up to 50,000 shares of our common stock at an exercise price of $0.10 per share. The investors included Alex Aliksanyan, our Director, Thomas M. Grbelja, our Treasurer, Secretary and a Director, and William McLeod, our Chief Executive Officer and Director.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K relating to the terms of the Senior Convertible Promissory Notes and the Common Stock Purchase Warrants is hereby incorporated by reference into this Item 3.02.

The issuances of the Notes and Warrants were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the holders were all either accredited or sophisticated investors familiar with our operations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Senior Convertible Promissory Note

10.3	Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2020	Nestbuilder.com Corp.,
a Nevada corporation

/s/ William McLeod
	By:	William McLeod
	Its:	Chief Executive Officer